Exhibit 99.1

FOR IMMEDIATE RELEASE

HAMPSHIRE GROUP REPORTS 2014 THIRD QUARTER RESULTS

New York, New York, November 6, 2014: Hampshire Group, Limited (OTC Markets: HAMP) today reported results for the third quarter ended September 27, 2014.

Third Quarter 2014 Compared to Third Quarter 2013:

●	Sales were $31.0 million, an increase of 24% from $25.0 million;
●	Gross profit margin was 24.5% compared to 21.6%;
●	SG&A expenses were $7.4 million compared to $8.1 million;
●	Adjusted EBITDA was $1.5 million compared to a loss of $1.6 million (see the Non-GAAP Reconciliation table in the Selected Unaudited Financial Data section of this news release);
●	Income from operations was $0.2 million compared to a loss from operations of $2.7 million;
●	Income from continuing operations was $0.3 million compared to a loss from continuing operations of $1.4 million; and,
●	Basic and diluted income per share from continuing operations was $0.04 and $0.03, compared to a loss per share from continuing operations of $0.19.

Paul Buxbaum, Chief Executive Officer of Hampshire Group, commented, “Our results improved materially in the third quarter, with strong growth in sales driven by our expanded relationships with Dockers™ and the addition of James Campbell and Gramicci brands earlier this year. The enhancements we’ve made to manufacturing and sourcing relationships contributed to gross margin expansion of 300 basis points. SG&A as a percentage of sales fell substantially, reflecting cost reductions and operating leverage. We are pleased to deliver positive EBITDA in the third quarter, which we believe represents the beginning of sustained improvement in our financial performance versus prior year periods.”

Business Overview

Sales for the third quarter of 2014 increased 23.7% compared to the prior year. The growth was largely the result of stronger volume and selling prices for our Hampshire Brands business. Recently added brands James Campbell and Gramicci made an incremental contribution to net sales of $2.6 million. Growth in our organic businesses totaled 13.6%. Sales for the Rio Garment division declined due to lower volumes and pricing for private label t-shirts.

Gross profit was $7.6 million, up from $5.4 million, due to higher sales coupled with improved gross margin, which increased to 24.5% from 21.6%. The increase in gross margin was attributable to Hampshire Brands, which delivered stronger profitability as a result of sourcing and manufacturing synergies, as well as a favorable mix shift. This was partially offset by a decrease in the gross profit margin of Rio due to reduced volume and a change in customer mix.

Selling, general and administrative expenses declined $0.7 million to $7.4 million in the third quarter of 2014. The decrease was attributable to lower compensation expense and reduced freight and warehouse costs, along with a decline in depreciation expense, partially offset by incremental expenses related to the acquisition of James Campbell Brands in February 2014 and the addition of the Gramicci license in July 2014. SG&A as a percentage of sales declined to 23.9% in the third quarter of 2014 from 32.4% in the prior year period as a result of the aforementioned cost reductions coupled with higher sales.

Cash Flow and Financial Position at September 27, 2014:

●	In the third quarter of 2014 cash flow from operating activities was a use of $14.8 million and capital expenditures were $0.4 million;
●

Working capital excluding discontinued operations totaled $12.3 million, including $0.8 million of cash and cash equivalents; inventories were a use of $5.5 million, reflecting seasonal purchases associated with the pre-holiday season;

●	The Company had borrowings of $3.0 million on its term loan and $22.1 million on its revolving credit facility;

Outlook

For the full year ending December 31, 2014, the Company now anticipates reporting an Adjusted EBITDA loss of $0.7-$1.5 million, which compares to an Adjusted EBITDA loss of $9.3 million in the 2013 fiscal year. This outlook implies fourth quarter 2014 Adjusted EBITDA of approximately $2 million compared to an Adjusted EBITDA loss of $1.1 million in the fourth quarter of 2013. This represents a $3 million anticipated improvement in Adjusted EBITDA for the fourth quarter of 2014. The revision from management’s previous expectation for positive Adjusted EBITDA for the full year of 2014 is due to lower volumes and prices for private label t-shirts than originally anticipated.

Mr. Buxbaum continued, “Our third quarter performance represents the beginning of what we expect to be a trend of year-over-year improvement in revenue and profitability, and is indicative of the progress we have made, and continue to make, with our turnaround. While we are disappointed that we will not deliver positive Adjusted EBITDA for the full year 2014, we do expect to post an improvement in Adjusted EBITDA for 2014 of $8 million as compared to 2013, with further improvement anticipated in 2015.”

About Hampshire Group

Hampshire Group, Limited (www.hamp.com), along with its wholly-owned subsidiaries, Hampshire Brands, Inc. and Rio Garment S.A. is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business. Risks and uncertainties that could cause actual results to differ materially from those anticipated in our forward looking statements include, but are not limited to, the following: A prolonged period of depressed consumer spending; use of foreign suppliers for raw materials and manufacture of our products including a manufacturing facility based in Honduras; lack of an established public trading market for our common stock; decreases in business from or the loss of any one of our key customers; financial instability experienced by our customers; chargebacks and margin support payments; loss of or inability to renew certain licenses; change in consumer preferences and fashion trends, which could negatively affect acceptance of our products by retailers and consumers; failure of our manufacturers to use acceptable ethical business practices; failure to deliver quality products in a timely manner; problems with our distribution system and our ability to deliver products; labor disruptions at ports, our suppliers, manufacturers or distribution facilities; failure, inadequacy, interruption or security lapse of our information technology; failure to compete successfully in a highly competitive and fragmented industry; challenges integrating any business we have acquired or may acquire; potential impairment of goodwill and acquired intangible assets; unanticipated expenses beyond the amount reserved on our balance sheet or unanticipated cash payments related to the ultimate resolution of income and other possible tax liabilities; significant adverse changes to international trade regulations; loss of certain key personnel which could negatively impact our ability to manage our business; risks related to the global economic, political and social conditions; fluctuation in the price of raw materials adversely affecting our results of operations; energy and fuel costs are subject to adverse fluctuations and volatility; potential restrictions in our ability to borrow under our revolving credit facility; lack of sufficient liquidity to fund our operations; failure to realize expected benefits from our cost savings plan; and cyber-security risks, which could negatively impact the security of our sensitive information and technology.

Investor Relations Contact: Fred Buonocore The Equity Group Inc. (212) 836-9607 fbuonocore@equityny.com

See Accompanying Tables

Hampshire Group, Limited

Selected Unaudited Financial Data

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Net sales	$30,950	$25,025	$61,751	$70,075
Cost of goods sold	23,352	19,631	47,901	55,971
Gross profit	7,598	5,394	13,850	14,104
Selling, general and administrative expenses	7,402	8,097	22,036	24,541
Lease litigation settlement	—	—	—	(6,113)
Loss (gain) on lease obligations	(8)	—	74	520
Income (loss) from operations	204	(2,703)	(8,260)	(4,844)
Other income (expense):
Interest income	—	—	—	1
Interest expense	(345)	(139)	(827)	(318)
Other, net	104	126	216	180
Income (loss) from continuing operations before income taxes	(37)	(2,716)	(8,871)	(4,981)
Income tax (benefit) provision	(345)	(1,289)	(244)	(1,025)
Income (loss) from continuing operations	308	(1,427)	(8,627)	(3,956)
Income (loss) from discontinued operations, net of taxes	—	(490)	62	(2,209)
Net Income (loss)	$308	$(1,917)	$(8,565)	$(6,165)
Basic income (loss) per share:
Income (loss) from continuing operations	$0.04	$(0.19)	$(1.02)	$(0.53)
Income (loss) from discontinued operations, net of taxes	—	(0.06)	0.01	(0.29)
Net income (loss)	$0.04	$(0.25)	$(1.01)	$(0.82)
Diluted loss per share:
Income (loss) from continuing operations	$0.03	$(0.19)	$(1.02)	$(0.53)
Income (loss) from discontinued operations, net of taxes	—	(0.06)	0.01	(0.29)
Net income (loss)	$0.03	$(0.25)	$(1.01)	$(0.82)
Weighted-average number of shares outstanding:
Basic	8,486	7,738	8,475	7,564
Diluted	9,878	7,738	8,475	7,564

NON-GAAP RECONCILIATION:
Net income (loss)	$308	$(1,917)	$(8,565)	$(6,165)
Interest expense, net	345	139	827	317
Income tax (benefit) provision	(345)	(1,289)	(244)	(1,025)
Depreciation and amortization	808	1,022	2,374	2,759
EBITDA	1,116	(2,045)	(5,608)	(4,114)

Restructuring costs	177	119	834	1,344
Stock-based compensation	224	320	894	93
Lease litigation settlement	—	—	—	(6,113)
Acquisition-related cost	—	16	374	89
Loss (gain) on lease obligations	(8)	—	74	520
Adjusted EBITDA	$1,509	$(1,590)	$(3,432)	$(8,181)

The Company believes that supplementing its financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP) with certain non-GAAP financial measures, as defined by the Securities and Exchange Commission (“SEC”), provides a more comprehensive understanding of the Company’s results of operations. Such measures include EBITDA and Adjusted EBITDA and should not be considered an alternative to GAAP financial measures, but instead should be read in conjunction with the GAAP financial measures. With respect to our expectations concerning Adjusted EBITDA in the fourth quarter of 2014 and full year, reconciliation of such measures and expectations to the closest corresponding GAAP measure on a forward-looking basis is not available without unreasonable efforts due to the nature of the estimates we provide for 2014. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K for the year ended December 31, 2013 and its Form 10-Q for the quarter ended September 27, 2014 and other SEC filings, which advise interested parties of certain factors that affect the Company’s business.

SELECTED BALANCE SHEET DATA:

(excluding discontinued operations)	September 27, 2014	December 31, 2013
Cash and cash equivalents	$790	$1,385
Accounts receivable, net	$21,579	$15,458
Inventories, net	$25,747	$18,607
Borrowings under credit facility	$22,147	$9,187
Working capital	$12,314	$21,276